Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

June 1, 2011

iPath

iPath Exchange Traded Notes®

iPath Optimized Currency Carry ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of a listed security. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity date or through early redemption¹, based on the performance of the index less investor fees. The iPath® Optimized Currency Carry ETN is designed to provide investors with cost-effective exposure to the Barclays Capital Intelligent Carry Index™.

NOTE DETAILS

Ticker ICI

Intraday indicative value ticker ICI.IV

Bloomberg index ticker BXIICIUS

CUSIP 06739H412

Primary exchange NYSE Arca

Yearly fee 0.65%

Inception date 01/31/08

Maturity date 01/28/38

Index Barclays Capital Intelligent Carry

Index™

* The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities.

ISSUER DETAILS

Barclays Bank PLC long-term, unsecured obligations*

S&P rating AA-

Moody’s rating Aa3

The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

-0.22 -1.02 -1.06 -4.79

-18.57 -22.54

-30.18

CURRENCY WEIGHTINGS (%) -50

-100

Source: Barclays Capital as of 03/31/11.

INDEX CORRELATIONS

Barclays Capital Intelligent Carry Index™ 1.00

Dow Jones-UBS Commodity Index Total ReturnSM 0.51

S&P 500 Index 0.35

Barclays Capital U.S. Aggregate Bond Index -0.04

MSCI EAFE Index 0.31

Sources: S&P, UBS Securities LLC, Dow Jones Indexes, Barclays Capital, MSCI Inc., Bloomberg, BlackRock 03/08-03/11, based on monthly returns.

¹ Investors may redeem at least 50,000 units of the iPath® Optimized Currency Carry ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath® Optimized Currency Carry ETN

The Barclays Capital Intelligent Carry IndexTM adopts an innovative strategy to enable investors to capture returns from foreign currency markets. The Index is designed to reflect the total return of an “Intelligent Carry Strategy,” which, through an objective and systematic methodology, seeks to capture the returns that are potentially available from a strategy of investing in high-yielding currencies with the exposure financed by borrowings in low-yielding currencies sometimes referred to as the “carry trade.” The pool of currencies to which the index may apply these strategies is commonly referred to as the “G10 currencies” and includes the U.S. dollar, the euro, the Japanese yen, the Canadian dollar, the Swiss franc, the British pound sterling, the Australian dollar, the New Zealand dollar, the Norwegian krone and the Swedish krona.

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 3/31/11)

1-YEAR RETURN % 3-YEAR RETURN % 5-YEAR RETURN % STANDARD DEVIATION

ANNUALIZED ANNUALIZED% ANNUALIZED*

Barclays Capital Intelligent Carry Index™ 0.28 -1.80 n/a 5.n/a74

Dow Jones-UBS Commodity Index Total ReturnSM 28.49 -5.20 2.57 20.76

S&P 500 Index 15.65 2.35 2.62 17.87

Barclays Capital U.S. Aggregate Bond Index 5.12 5.30 6.03 3.59

MSCI EAFE Index 10.42 -3.01 1.30 21.44

* Standard Deviation numbers based on monthly returns for 03/08-03/11.

Sources: S&P, UBS Securities LLC, Dow Jones Indexes, Barclays Capital, MSCI Inc., Bloomberg, BlackRock.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. ForFor For current Index and iPath ETN performance, go to www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. specified in the applicable prospectus. Commissions may apply and there are tax consequences in the

For a description of the main risks see “Risk Factors” in the applicable event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

prospectus.

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar

Barclays Bank PLC has filed a registration statement (including a prospectus) with markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage the SEC for the offering to which this communication relates. Before you invest, commissions.

you should read the prospectus and other documents Barclays Bank PLC has filed An investment in iPath ETNs linked to the performance of the Barclays Capital Intelligent Carry IndexTM

with the SEC for more complete information about the issuer and this offering. is subject to risks associated with fluctuations, particularly a decline, in the value of the index. Because

You may get these documents for free by visiting www.iPathETN .com or EDGAR the carry trade involves investing in high-yielding currencies with the exposure financed by borrowings in low-yielding currencies, the success of the index strategy, the level of the index and the market value on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange of the securities will depend on the exchange rates and interest rates applicable to the index for Barclays Capital Inc. to send you the prospectus if you request it by calling constituent currencies. If the applicable exchange rates or interest rates move against the direction toll-free 1-877-764-7284, or you may request a copy from any other dealer targeted by the index strategy, the level of the index, and the market value of the securities, will participating in the offering. decline. Factors that may contribute to volatile fluctuations in the index include exchange rates applicable to the index constituent currencies, interest rates applicable to the constituent currencies,

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. the prevailing interest rate environment, and global or regional economic, financial, political, regulatory,

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured geographical or judicial events that affect exchange rates and interest rates.

debt. The Securities are riskier than ordinary unsecured debt securities and have no principal Barclays Capital Intelligent Carry IndexTM and the USD Intelligent Carry IndexTM are trademarks of protection. Risks of investing in the Securities include limited portfolio diversification, trade price Barclays Bank PLC.

fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to

©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered direct investment in index or index components. The investor fee will reduce the amount of your return trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the at maturity or on redemption, and as a result you may receive less than the principal amount of your property, and used with the permission, of their respective owners. iP-0365-0511

iP—ICI—I0311 investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in Not FDIC Insured • No Bank Guarantee • May Lose Value

iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as

FIND YOUR iPATH 1-877-764-7284 www.iPathETN.com

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